UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 18, 2018

ADURO BIOTECH, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	001-37345	94-3348934
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

740 Heinz Avenue

Berkeley, California 94710

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (510) 848-4400

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01. Entry into a Material Definitive Agreement.

Research Collaboration and Exclusive License Agreement with Eli Lilly and Company

On December 18, 2018, Aduro Biotech, Inc. (“Aduro” or the “Company”) entered into a research collaboration and exclusive license agreement (the “Collaboration Agreement”) with Eli Lilly and Company (“Lilly”) for Aduro’s cGAS-STING Pathway Inhibitor program for the research and development of novel immunotherapies for autoimmune and other inflammatory diseases. Pursuant to the Collaboration Agreement, Aduro granted an exclusive and worldwide license under certain intellectual property rights controlled by Aduro to research, develop, manufacture and commercialize certain cGAS-STING products for the treatment of autoimmune and other inflammatory diseases. The license granted is sublicensable during a specified time period.

Under the terms of the Collaboration Agreement, Aduro will receive an upfront payment of $12 million and will be eligible for development and commercial milestones of up to approximately $620 million per product. Lilly is also obligated to pay Aduro tiered royalty payments at percentages in the single to low-double digits based on annual net sales of the licensed products. Lilly must pay such royalties on a product-by-product and country-by-country basis until the latest to occur of (i) the expiration of the last-to-expire valid claim of certain patents, (ii) the expiration of the data exclusivity period in such country or (iii) a specified anniversary of the first commercial sale of such product in such country. Aduro will be reimbursed for up to a certain amount of research funding spent during the research term. In addition, Aduro has the option to co-fund the clinical development of each product in exchange for an increase in royalty payments and a reduction in certain milestone payments to the extent relevant to such co-funded product. Lilly will be responsible for all costs of global commercialization.

The Collaboration Agreement will remain in effect until the expiration of all payment obligations and may be terminated by Lilly following a specified notice period, or by either party in the event of an uncured material breach of the other party or bankruptcy of the other party.

The foregoing description is qualified in its entirety by reference to the Collaboration Agreement, a copy of which will be filed as an exhibit to Aduro’s Annual Report on Form 10-K for the year ending December 31, 2018. Aduro intends to seek confidential treatment for certain portions of the Collaboration Agreement.

Item 7.01. Regulation FD Disclosure.

On December 18, 2018, Aduro and Lilly issued a joint press release announcing their entry into the Collaboration Agreement. The full text of the press release is furnished as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated December 18, 2018.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding the Company’s intentions or current expectations concerning, among other things, the potential for its technology, including, without limitation the potential for its cGAS-STING Pathway Inhibitor program for the treatment of autoimmune and other inflammatory diseases, the potential benefits from the Collaboration Agreement, the receipt of any potential development or commercial milestones or royalties and the Company’s ability to advance its drug development programs on its own or with its collaborators. In some cases, you can identify these statements by forward-looking words such as “may,” “will,” “continue,” “anticipate,” “intend,” “could,” “project,” “expect”

or the negative or plural of these words or similar expressions. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including, but not limited to, the Company’s history of net operating losses and uncertainty regarding its ability to achieve profitability, its ability to develop and commercialize its product candidates, its ability to use and expand its technology platforms to build a pipeline of product candidates, its ability to obtain and maintain regulatory approval of its product candidates, its ability to operate in a competitive industry and compete successfully against competitors that have greater resources than the Company, its reliance on third parties, and its ability to obtain and adequately protect intellectual property rights for its product candidates. The Company discusses many of these risks in greater detail under the heading “Risk Factors” contained in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2018, filed with the Securities and Exchange Commission on October 30, 2018. Any forward-looking statements made in this Current Report on Form 8-K speak only as of the date of this report. The Company assumes no obligation to update its forward-looking statements whether as a result of new information, future events or otherwise, after the date of this report.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 18, 2018

ADURO BIOTECH, INC.

By:	/s/ Jennifer Lew
Name:	Jennifer Lew
Title:	Chief Financial Officer